AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT

This Amendment No. 2 to the Rights Agreement (the “Amendment”) is dated as of May 16, 2007 and amends that Right Agreement, dated as of January 28, 1998 and as amended on May 26, 1998, by and between Acxiom Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a national banking association (successor to First Chicago Trust Company of New York) (the “Rights Agent” which term shall include any successor Rights Agent hereunder).

WHEREAS, the Company and Rights Agent entered into a Rights Agreement (the “Rights Agreement”) dated as of January 28, 1998 (capitalized terms used in this Amendment but not defined herein shall have the meaning assigned to them in the Rights Agreement), as amended on May 26, 1998; and

WHEREAS, the Company intends to enter into a Agreement and Plan of Merger (as it may be amended or supplemented from time to time) by and among Axio Holdings LLC, a Delaware limited liability company (“Newco”), the Company and Axio Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Newco (the “Merger Agreement”); and

WHEREAS, on May 16, 2007, the board of directors of the Company determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement on the terms set forth herein; and

WHEREAS, in accordance with Section 5.4 of the Rights Agreement, the Company and the Rights Agent have agreed to amend the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment of the Rights Agreement.

(a)     Section 1.1 of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Acquiring Person”:

“Notwithstanding the foregoing, neither Newco, Bird Acquisition Corp., nor any of their respective Affiliates, Associates, members or stockholders, or general partners, limited partners, stockholders or members of such Affiliates, Associates, members or stockholders (the "Exempted Persons"), either individually, collectively or in any combination, shall be deemed to be an "Acquiring Person" for purposes of this Rights Agreement by virtue of or as a result of (A) the approval, adoption, execution, delivery or performance of the Merger Agreement, (B) the public or other announcement of the Merger Agreement or the transactions contemplated thereby, including without limitation, the Merger, (C) the consummation of the Merger pursuant to the Merger Agreement or (D) the consummation of any other transactions contemplated in the Merger Agreement (the transactions described in clauses (A), (B), (C) or (D), together with any related transactions, the "Exempted Transactions"), it being the express intent and purpose of the Company in adopting this amendment to the Agreement that neither the execution of the Merger Agreement by any of the parties nor the consummation of the transactions contemplated thereby shall in any respect give rise to any provision of the Agreement becoming effective. "Merger" shall have the meaning set forth in the Merger Agreement and "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of May 16, 2007 by and among the Company, Newco and Axio Acquisition Corp., a Delaware corporation, as it may be amended or supplemented from time to time."

(b)          Section 1.1 of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Beneficial Owner,” and to have “Beneficial Ownership” of, and to “Beneficially Own”:

"Notwithstanding anything in this Section 1.1 or otherwise in this Agreement to the contrary, none of the Exempted Persons, either individually, collectively or in any combination, shall be deemed to be a "Beneficial Owner" of, to have “Beneficial Ownership” of or to "Beneficially Own" any securities beneficially owned by any other Exempted Persons by virtue of or as a result of any Exempted Transaction."

(c)          Section 1.1 of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Stock Acquisition Date”:

"Notwithstanding anything in this Section 1.1 to the contrary, a Stock Acquisition Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction."

(d)          Section 1.1 of the Rights Agreement is hereby amended by replacing the definition of “Expiration Time” with the following:

"‘Expiration Time’ shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time (as hereinafter defined), (iii) the close of business on the tenth-year anniversary of the Record Time, (iv) immediately prior to the Effective Time as defined in the Merger Agreement and (v) upon the merger of the Company into another corporation pursuant to an agreement entered into when there is no Acquiring Person.”

2. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 5.4 of the Rights Agreement. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective and shall be deemed to be in force and effect immediately prior to the execution of the Merger Agreement. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

“COMPANY”	ACXIOM CORPORATION
By: /s/ Jerry C. Jones
Name: Jerry C. Jones
Title: Business Development/Legal Leader
“RIGHTS AGENT”	COMPUTERSHARE TRUST COMPANY, N.A.
By: /s/ Stephen Cesso
Name: Stephen Cesso
Title: U.S. General Counsel/Secretary